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                                                                     Exhibit 3.3


                            CERTIFICATE OF AMENDMENT

                                       TO

                        THE CERTIFICATE OF INCORPORATION

                                       OF

                           JUNO ONLINE SERVICES, INC.

                         Pursuant to Section 242 of the
                General Corporation Law of the State of Delaware

            JUNO ONLINE SERVICES, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

            FIRST: that the following resolutions were duly adopted by unanimous written consent of the Board of Directors of the Corporation, setting forth proposed amendments to the Certificate of Incorporation of the Corporation; determining that the capital of the Corporation will not be decreased on account of such amendments; and declaring such amendments to be advisable and directing that such amendments be submitted to the stockholders of the Corporation for their approval. The resolutions are as follows:

                  "RESOLVED, that there is hereby adopted an amendment to the
            Corporation's Certificate of Incorporation pursuant to which (i) the authorized capital stock of the Corporation shall be changed from 15,150,200 to 600,000,000 shares of common stock, $.01 par value (the "Common Stock"), and from 79,578,130 shares of preferred stock, $.01 par value (the "Preferred Stock") to 121,692,724 shares of Preferred Stock, of which 79,578,130 shares have been designated Series A Convertible Preferred Stock and 42,114,594 shares have been designated Series B Convertible Preferred Stock (including the 3,580,442 shares initially designated as Series B Prime Preferred Stock), and (ii) the relative voting, dividend, liquidation, redemption and other rights, and the qualifications, limitations and restrictions thereof, in respect of said Preferred Stock and Common Stock shall be restated; and, in connection with such changes, Article FOURTH of the Certificate of Incorporation of the Corporation shall be amended to read in its entirety as follows:

                  FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 721,692,724 shares, consisting of 79,578,130 shares of Series A Convertible Preferred Stock, $.01 par value ("Series A Preferred Stock"), 42,114,594 shares of Series B Convertible Preferred Stock, $.01 par value (including the 3,580,442 shares initially designated as Series B Prime Preferred Stock) (together, the "Series B Preferred Stock") (the Series A Preferred Stock and the Series B Preferred Stock being collectively referred to herein as the "Preferred Stock") and 600,000,000 shares of Common Stock, $.01 par value ("Common Stock").


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            All cross-references in each subdivision of this Article FOURTH refer to other paragraphs in such subdivision unless otherwise indicated.

            The following is a statement of the designations, and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of stock of the Corporation:

                                   ARTICLE I

                                 PREFERRED STOCK

            Except as otherwise expressly provided herein, all shares of Preferred Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

1.1 DIVIDENDS.

            (a) The holders of shares of Preferred Stock shall be entitled to receive, out of funds legally available for such purpose, cash dividends at the rate of $0.09 per share per annum with respect to each outstanding share of Series A Preferred Stock and $0.14246843 per share per annum with respect to each outstanding share of Series B Preferred Stock, and no more, payable as provided herein or when and as declared by the Board of Directors of the Corporation. Such dividends shall be cumulative and shall accrue from and after the date of issue whether or not declared and whether or not there are any funds of the Corporation legally available for the payment of dividends. Accrued but unpaid dividends shall not bear interest. The Board of Directors of the Corporation may fix a record date for the determination of holders of Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

            (b) In the event that the Corporation shall at any time pay a dividend on the Common Stock (other than a dividend payable solely in shares of Common Stock) in accordance with paragraph 1.5(b), it shall, at the same time, pay to each holder of Preferred Stock (in addition to any payment such holder is entitled to receive pursuant to paragraph l.1(a) above), a dividend equal to the dividend that would have been payable to such holder if the shares of Preferred Stock held by such holder had been converted into Common Stock on the date of determination of holders of Common Stock entitled to receive such dividend.

            (c) Notwithstanding anything to the contrary contained in paragraphs 1.1(a) or 1.1(b) hereof, if the Corporation shall complete a firm commitment underwritten public offering of shares of the Corporation's Common Stock in which the aggregate net proceeds to the Corporation (after deduction of underwriting discounts and commissions and expenses of the offering) shall be at least $40,000,000 (a "Qualified Public Offering"), then the Corporation's obligation to pay accrued and unpaid dividends on the Preferred Stock shall cease and all rights with respect to ongoing dividends on the Preferred Stock shall terminate.

1.2 REDEMPTION.

      The shares of Preferred Stock shall be redeemable as follows:


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            (a) SERIES B PREFERRED STOCK. At any time on or after March 1, 2004, the holders of at least 20% of the outstanding shares of Series B Preferred
Stock may, by written notice (the "Series B Redemption Notice"), require the Corporation to redeem, out of funds legally available therefor, such shares of Series B Preferred Stock upon the terms set forth in this Section 1.2. The redemption price per share of Series B Preferred Stock (the "Series B Redemption Price") shall be $1.4246843 (as adjusted for any stock dividends payable in shares of Series B Preferred Stock or combinations or splits of shares of Series B Preferred Stock) plus all accrued but unpaid dividends thereon through, but excluding, the date of redemption. In the event that the holders of at least 20% of the outstanding shares of Series B Preferred Stock deliver a Series B Redemption Notice to the Corporation, the Corporation shall promptly provide written notice thereof to all holders of Series B Preferred Stock. For a period of ninety (90) days following the Corporation's sending such notice to all holders of Series B Preferred Stock, the non-requesting holders shall have the right, but not the obligation, to require the Corporation to redeem all of their shares of Series B Preferred Stock. In the event that holders of at least 80% of the outstanding shares of Series B Preferred Stock so notify the Corporation of their intention to require the Corporation to redeem all of their shares of Series B Preferred Stock, the Corporation shall have the right, but not the obligation, to redeem all of the outstanding shares of Series B Preferred Stock.

            (b) SERIES A PREFERRED STOCK. At any time after the holders of Series B Preferred Stock have demanded a redemption in accordance with paragraph 1.2(a) above, the holders at least 20% of the outstanding shares of Series A Preferred Stock may, by written notice (the "Series A Redemption Notice"), require the Corporation to redeem, out of funds legally available therefor, such shares of Series A Preferred Stock upon the terms set forth in this Section 1.2. The redemption price per share of Series A Preferred Stock (the "Series A Redemption Price" and, together with the Series B Redemption Price, the "Redemption Price") shall be $1.00 (as adjusted for any stock dividends payable in shares of Series A Preferred Stock or combinations or splits of shares of Series A Preferred Stock) plus all accrued but unpaid dividends thereon through, but excluding, the date of redemption. In the event that the holders of at least 20% of the outstanding shares of Series A Preferred Stock deliver a Series A Redemption Notice to the Corporation, the Corporation shall promptly provide written notice thereof to all holders of Series A Preferred Stock. For a period of ninety (90) days following the Corporation's sending such notice to all holders of Series A Preferred Stock, the non-requesting holders shall have the right, but not the obligation, to require the Corporation to redeem all of their shares of Series A Preferred Stock. In the event that holders of at least 80% of the outstanding shares of Series A Preferred Stock so notify the Corporation of their intention to require the Corporation to redeem all of their shares of Series A Preferred Stock, the Corporation shall have the right, but not the obligation, to redeem all of the outstanding shares of Series A Preferred Stock.

            (c) REDEMPTION MECHANICS.

                        (i) Upon delivery of any Series B Redemption Notice, the
            Corporation shall (A) redeem 50% of those shares of Series B Preferred Stock called for redemption pursuant to such Series B Redemption Notice and the provisions of paragraph 1.2(a) above on the date fixed in the Series B Redemption Notice (the "First Series B Redemption Date"), which date shall be no less than 90 days after the date of the Series B Redemption Notice, and (B) redeem the remaining shares of Series B Preferred Stock


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            called for redemption pursuant to such Series B Redemption Notice and the provisions of paragraph 1.2(a) above on the first anniversary date of the First Series B Redemption Date (the "Second Series B Redemption Date").

                        (ii) Upon delivery of any Series A Redemption Notice,
            the Corporation shall (A) redeem 50% of those shares of Series A Preferred Stock called for redemption pursuant to such Series A Redemption Notice and the provisions of paragraph 1.2(b) above on the date fixed in the Series A Redemption Notice (the "First Series A Redemption Date"), which date shall be no less than 90 days after the date of the Series A Redemption Notice, and (B) redeem the remaining shares of Series A Preferred Stock called for redemption pursuant to such Series A Redemption Notice and the provisions of paragraph 1.2(b) above on the first anniversary date of the First Series A Redemption Date (the "Second Series A Redemption Date"). The First Series B Redemption Date, the Second Series B Redemption Date, the First Series A Redemption Date, and the Second Series A Redemption Date are each referred to as a "Redemption Date."

                        (iii) Notwithstanding anything contained herein, the
            Corporation shall not (A) redeem any shares of Series A Preferred Stock unless and until the shares of Series B Preferred Stock to be redeemed on the First Series B Redemption Date have been redeemed in full, or (B) redeem any shares of Series A Preferred Stock on the Second Series A Redemption Date unless and until all shares of Series B Preferred Stock have been redeemed in full.

                        (iv) At any time on or after any Redemption Date, the
            holders of the shares of Preferred Stock to be redeemed on such Redemption Date shall be entitled to receive the applicable Redemption Price upon actual delivery to the Corporation or its agents of the certificates representing the shares to be redeemed.

                        (v) If on or before any Redemption Date the funds
            necessary for redemption on such Redemption Date shall have been set aside so as to be and continue to be available therefor, then, notwithstanding that any certificate for shares of Preferred Stock to be redeemed shall not have been surrendered for cancellation, after the close of business on such Redemption Date, the shares so called for redemption shall no longer be deemed outstanding, the dividends thereon shall cease to accrue, and all rights with respect to such shares shall forthwith after the close of business on such Redemption Date cease, except only the right of the holders thereof to receive, upon presentation of the certificate representing shares so called for redemption, the applicable Redemption Price therefor, without interest thereon.

                        (vi) If, on or before any Redemption Date, the funds
            necessary for the redemption on such date have been set aside by the Corporation and deposited with a bank or trust company, in trust for the pro rata benefit of the holders of the Preferred Stock then to be redeemed, then, notwithstanding that any certificates for the Preferred Stock then to be redeemed shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding from and after such Redemption Date, and all rights of holders of such shares shall, forthwith after such Redemption Date, cease and terminate with respect to such shares, excepting only the


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            right to receive the funds therefor to which they are entitled. Any interest accrued on funds so deposited shall be paid to the Corporation at the time unclaimed amounts are paid to it. In case the holders of such Preferred Stock shall not, within six years after such Redemption Date, claim the amounts so deposited, any such bank or trust company shall, upon demand, pay over to the Corporation such unclaimed amounts and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof to such holders and such holders shall look only to the Corporation for the payment thereof. Any funds so deposited with a bank or trust company which shall not be required for redemption by reason of the exercise subsequent to the date of such deposit of the right of conversion of any Preferred Stock shall be returned to the Corporation.

                        (vii) Notwithstanding the foregoing, however, any holder
            of Preferred Stock may convert any or all of the Preferred Stock owned by such holder into Common Stock in accordance with paragraph
            1.4 at any time prior to any Redemption Date.

            (d) REDEEMED OR OTHERWISE ACQUIRED SHARES TO BE RETIRED. Any shares of the Preferred Stock redeemed pursuant to this paragraph 1.2 or otherwise acquired by the Corporation in any manner whatsoever shall be permanently retired and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the number of authorized shares of Preferred Stock accordingly.

            (e) SHARES OF PREFERRED STOCK TO BE REDEEMED. In case of the redemption, for any reason, of only a part of the outstanding shares of any series of Preferred Stock on any Redemption Date (the "Redeemable Shares"), all Redeemable Shares shall be selected PRO RATA, and there shall be so redeemed from each registered holder in whole shares as nearly as practicable to the nearest share, that proportion of all the Redeemable Shares which the number of shares of such series held of record by such holder bears to the total number of shares of Redeemable Shares at the time outstanding.

            (f) INSUFFICIENT FUNDS. If the Corporation for any reason (including the failure to have sufficient funds legally available therefor) fails to redeem on any Redemption Date all Series B Preferred Stock required to be redeemed on such Redemption Date, then:

                        (i) notwithstanding any provision to the contrary
            contained herein, the amounts due to the holders of Series B Preferred Stock on account of redemption of their Series B Preferred Stock shall bear interest at the prime rate published in the "Money Rates" column of the Wall Street Journal (or its successor) in effect on the Redemption Date on which the Corporation failed to redeem the Series B Preferred Stock (and adjusted quarterly thereafter) plus six percent (6%) per annum (or, if less, the maximum rate permitted by applicable law), compounded annually, computed from the Redemption Date on which the Corporation failed to redeem the Series B Preferred Stock until payment of such amounts to such holders; and

                        (ii) notwithstanding any provision to the contrary
            contained herein or in any agreement to which the Corporation is a party, (A) the holders of a majority of the outstanding Series B Preferred Stock shall have the right, upon 30 days prior written


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            notice to the Corporation, by written consent, or at any special or annual meeting of the stockholders of the Corporation or any meeting of the holders of Series B Preferred Stock, voting together as a separate class to the exclusion of the holders of Series A Preferred Stock and Common Stock, to elect a majority of the directors of the Corporation, and (B) upon 30 days prior written notice to the Corporation that such holders desire to exercise such right, the Board of Directors shall automatically be increased effective as of the date of the vote referred to in clause (A) by that number of directors which, together with any director designated by the holders of Series B Preferred Stock pursuant to any agreement then in effect concerning the election of directors, equals a majority of the directors. Such right shall continue until 30 days after the Corporation is no longer in default of its obligation to redeem Series B Preferred Stock. Each director elected by the holders of Series B Preferred Stock pursuant to this paragraph 1.2(f) (each, an "Additional Series B Preferred Director") shall continue to serve as such director until the date that all obligations of the Corporation have been satisfied in full pursuant to this paragraph 1.2. Until the date on which all obligations of the Corporation under this paragraph 1.2 shall have been satisfied, any Additional Series B Preferred Director may be removed by, and shall not be removed except by, the written consent or vote of the holders of record of a majority of the outstanding Series B Preferred Stock. So long as a default under this paragraph 1.2(f) shall exist, any vacancy in the office of an Additional Series B Preferred Director shall be filled only by the vote or written consent of the holders of a majority of the outstanding Series B Preferred Stock.

1.3 LIQUIDATION.

            (a) PREFERRED STOCK. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, (i) the holders of the shares of Series B Preferred Stock shall be entitled, before any distribution or payment is made upon any shares of Series A Preferred Stock or Common Stock, to be paid with respect to each outstanding share of Series B Preferred Stock an amount equal to $0.4246843 per share (the "Series B Liquidation Preference") with respect to each share of Series B Preferred Stock, as adjusted for any stock dividends payable in shares of Series B Preferred Stock, combinations or splits of the Series B Preferred Stock, (ii) only after the holders of Series B Preferred Stock shall have received payment of such Series B Liquidation Preference in full, the holders of the shares of Series A Preferred Stock and the holders of the shares of Series B Preferred Stock shall be entitled, before any distribution or payment is made upon any shares of Common Stock, to be paid with respect to each outstanding share of Series A Preferred Stock and each outstanding share of Series B Preferred Stock an amount equal to $1.00 per share, plus any accrued but unpaid dividends on each such share as provided herein (the "Combined Series A and Series B Liquidation Preference") with respect to each share of Series A Preferred Stock and Series B Preferred Stock, in each case as adjusted for any stock dividends payable in shares of such series of Preferred Stock, combinations or splits of such series of Preferred Stock, and (iii) only after the holders of Series B Preferred Stock shall have received payment of the Series B Liquidation Preference in full and after the holders of Series A Preferred Stock and Series B Preferred Stock shall have received payment of the Combined Series A and Series B Liquidation Preference in full, shall the holders of shares of Common Stock be eligible to receive any liquidation payments (any of such liquidation payments being sometimes referred to as the "Liquidation Payments"). If upon such


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liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of the Preferred Stock of the Corporation shall be insufficient to permit payment to such holders of the full amount of the Liquidation Payments to which such holders are entitled, then the entire assets of the Corporation to be so distributed shall be distributed first among the holders of Series B Preferred Stock in proportion to the Series B Liquidation Preference and then ratably among the holders of the Series A Preferred Stock and the Series B Preferred Stock in proportion to the Combined Series A and Series B Liquidation Preference, and no Liquidation Payments shall be made to the holders of Common Stock.

            Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of Preferred Stock shall have been paid in full the preferential amounts to which they shall be entitled as provided in the preceding paragraph, the holders of Common Stock, together with the holders of Preferred Stock, shall be entitled to share ratably according to the number of shares of Common Stock held by them (or issuable to them upon conversion of shares of the Preferred Stock) in all remaining assets of the Corporation available for distribution to its stockholders. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Liquidation Payments to be made pursuant hereto and the place where said Liquidation Payments shall be payable shall be given by mail, postage prepaid, not less than 30 days prior to the payment date stated therein to the holders of record of the Preferred Stock, such notice to be addressed to each such holder at his post office address as shown by the records of the Corporation.

            (b) DEFINITIONS. As used in this paragraph 1.3, a liquidation, dissolution or winding up of the Corporation shall be deemed to include (i) a consolidation or merger of the Corporation with or into any other corporation (other than a merger in which the Corporation is the surviving corporation and which will not result in more than 50% of the voting capital stock of the Corporation outstanding immediately after the effective date of such merger being owned of record or beneficially by persons other than the holders of such voting capital stock immediately prior to such merger in the same proportions in which such shares were held immediately prior to such merger), (ii) a sale of all or substantially all of the properties and assets of the Corporation as an entirety to any other person, or (iii) the acquisition of "beneficial ownership" by any "person" or "group" of voting stock of the corporation representing more than 50% of the voting power of all outstanding shares of such voting stock, whether by way of merger or consolidation or otherwise (collectively, an "Acquisition"). For purposes hereof, an Acquisition shall not include any reorganization, merger or consolidation involving (1) only a change in the state of incorporation of the Corporation or (2) a merger of the Corporation with or into a wholly-owned subsidiary of the Corporation that is incorporated in the United States of America.

            (c) DISTRIBUTIONS IN CASH; ECONOMIC EFFECT OF ACQUISITION. The Liquidation Payments for the Preferred Stock shall in all events be paid in cash to the extent possible; provided, however, that if the Liquidation Payments for the Preferred Stock are payable in connection with an Acquisition in which the consideration consists solely of voting securities of the acquiring entity, then each holder of Preferred Stock shall receive payments of the Preferred Stock in the same form of consideration as is payable with respect to the Common Stock. In the event of any Acquisition which is desired to be treated by the Board of Directors of the Corporation as a "pooling of interests" for accounting purposes under Accounting Principles


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Board Opinion No. 16, the Acquisition consideration shall be reallocated among the holders of Preferred Stock and Common Stock in a manner to give economic effect to the intent and purpose of paragraph 1.3(a).

1.4 CONVERSION.

                        (a) (i) RIGHT TO CONVERT PREFERRED STOCK. Subject to the
            terms and conditions of this paragraph 1.4, the holder of any share or shares of Preferred Stock shall have the right, at its option at any time, to convert any or all of such shares of Preferred Stock into such number of fully paid and nonassessable whole shares of Common Stock as is obtained by multiplying the number of shares of Series A or Series B Preferred Stock so to be converted by the fraction obtained by dividing the Original Series Issue Price (as defined below) for the applicable series by the Applicable Conversion Price (as defined below) for each such series of Preferred Stock, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The term "Original Series Issue Price" shall mean (i) in the case of the Series A Preferred Stock, $1.00 and (ii) in the case of the Series B Preferred Stock, $1.4246843. The term "Applicable Conversion Price" shall mean (i) in the case of the Series A Preferred Stock, $1.00 per share and (ii) in the case of the Series B Preferred Stock, $1.4246843 per share, provided, however, that the Applicable Conversion Price for each such series shall be subject to adjustment as set forth below. Notwithstanding the foregoing, until such time as the Series B Prime Preferred Stock becomes entitled to voting rights as set forth in paragraph 1.5(b) hereof, any Common Stock issued upon conversion of such Series B Prime Preferred Stock pursuant to this paragraph 1.4(a) shall not be entitled to voting rights until the expiration or earlier termination of the H-S-R Waiting Period (as defined herein). However, upon any liquidation, dissolution or winding up of the Corporation, the right of conversion shall terminate at the close of business on the last full business day next preceding the date fixed for payment of the amount distributable on the Preferred Stock.

                        (ii) MECHANICS OF CONVERSION. The rights of conversion
            contained in this paragraph 1.4(a) shall be exercised by the holder of shares of Preferred Stock by giving written notice that such holder elects to convert a stated number of shares of Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted (with duly executed instruments of transfer with signatures guaranteed, if requested by the Corporation) to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holder or holders of the Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

            (b) ISSUANCE OF CERTIFICATES; TIME CONVERSION EFFECTED. Promptly after the receipt of the written notice referred to in paragraph 1.4(a) and surrender of the certificate or certificates for the share or shares of Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock


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issuable upon the conversion of such share or shares of Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected, and the Applicable Conversion Price for such series of Preferred Stock, shall be determined, as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

            (c) FRACTIONAL SHARES; DIVIDENDS; PARTIAL CONVERSION. No fractional shares may be issued upon conversion of the Preferred Stock into Common Stock. At the time of each conversion, the Corporation shall pay in cash an amount equal to all dividends, if any, declared and unpaid on the shares surrendered for conversion to the date upon which such conversion is deemed to take place as provided in paragraph 1.4(b). In case the number of shares of Preferred Stock represented by the certificate or certificates surrendered pursuant to paragraph 1.4(a) exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder thereof, at the expense of the Corporation, a new certificate or certificates for the number of shares of Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional interest in a share of Common Stock would, except for the provisions of the first sentence of this paragraph 1.4(c), be deliverable upon any such conversion, the Corporation, in lieu of delivering the fractional share thereof, shall pay to the holder surrendering the Preferred Stock for conversion an amount in cash equal to the current market price of such fractional interest as determined in good faith by the Board of Directors of the Corporation.

            (d) ADJUSTMENT OF PRICE UPON ISSUANCE OF COMMON STOCK. Except as provided in paragraph 1.4(f) hereof, if and whenever the Corporation shall issue or sell, or is in accordance with subparagraphs 1.4(d)(i) through 1.4(d)(vii) deemed to have issued or sold, any shares of its Common Stock for a consideration per share less than the Applicable Conversion Price for a series of Preferred Stock in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Applicable Conversion Price for such series shall be (X) in the case of the Corporation's initial public offering of shares of its Common Stock, reduced to the public offering price of such shares and (Y) in the case of all other issuances or sales of any shares of its Common Stock, determined by dividing (i) an amount equal to the sum of (a) the number of shares of Common Stock outstanding immediately prior to such issue or sale (including as outstanding all shares of Common Stock issuable upon conversion of outstanding Preferred Stock, exercise of Options (as defined below), or conversion or exchange of other Convertible Securities (as defined below)) multiplied by the then existing Applicable Conversion Price of such series, and (b) the consideration, if any, received by the Corporation upon such issue or sale, by (ii) the total number of shares of Common Stock outstanding immediately after such issue or sale (including as outstanding all shares of Common Stock issuable upon conversion of outstanding Preferred Stock, exercise of Options, or conversion or exchange of other Convertible Securities).

            For purposes of this subparagraph 1.4(d), the following subparagraphs 1.4(d)(i) through 1.4(d)(vii) shall also be applicable:


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                        (i) ISSUANCE OF RIGHTS OR OPTIONS. In case at any time
            the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or securities convertible into or exchangeable for Common Stock (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities") whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Applicable Conversion Price for any series in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options and thereafter shall be deemed to be outstanding. Except as otherwise provided in subparagraph 1.4(d)(iii), no adjustment of the Applicable Conversion Price of such series shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities. Notwithstanding anything to the contrary contained herein, the granting of Options pursuant to a stock option plan approved by the Board of Directors shall not trigger any adjustment of the Applicable Conversion Price for any series of Preferred Stock.

                        (ii) ISSUANCE OF CONVERTIBLE SECURITIES. In case the
            Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Applicable Conversion Price for any series in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (a) except as otherwise provided in subparagraph 1.4(d)(iii) below, no adjustment of the Applicable Conversion Price for such series of Preferred Stock shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities, and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Option to purchase any such Convertible Securities for which adjustments of the Applicable Conversion Price for such series of Preferred Stock have been or are to be made pursuant to other provisions of this paragraph 1.4(d), no further adjustment of the Applicable Conversion Price for such series of Preferred Stock shall be made by reason of such issue or sale.

                        (iii) CHANGE IN OPTION PRICE OR CONVERSION RATE. If (i)
            the purchase price provided for in any Option referred to in subparagraph 1.4(d)(i) hereof, (ii) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraph 1.4(d)(i) or 1.4(d)(ii) hereof or (iii) the rate at which any Convertible Securities referred to in subparagraph 1.4(d)(i) or 1.4(d)(ii) hereof are convertible into or exchangeable for Common Stock shall change at any time (in each case other than under or by reason of provisions designed to protect against dilution), then the Applicable Conversion Price for each series of Preferred Stock in effect at the time of such event shall, as required, forthwith be readjusted to such Applicable Conversion Price for such series of Preferred Stock which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; and on the expiration of any such Option or the termination of any such right to convert or exchange such Convertible Securities, the Applicable Conversion Price then in effect hereunder for each series of Preferred Stock shall, as required, forthwith be increased to the Applicable Conversion Price for such series of Preferred Stock which would have been in effect at the time of such expiration or termination had such option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued, and the Common Stock issuable thereunder shall no longer be deemed to be outstanding. If the purchase price provided for in any such Option referred to in subparagraph 1.4(d)(i) or the rate at which any Convertible Securities referred to in subparagraph 1.4(d)(i) or 1.4(d)(ii) are convertible into or exchangeable for Common Stock shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then, in case of the delivery of Common Stock upon the exercise of any such Option or upon conversion or exchange of any such Convertible Securities, the Applicable Conversion Price then in effect hereunder shall, as required, forthwith be adjusted to such respective amount as would have been obtained had such Option or Convertible Securities never been issued as to such Common Stock and had adjustments been made upon the issuance of the shares of Common Stock delivered as aforesaid, but only if as a result of such adjustment the Applicable Conversion Price then in effect hereunder is thereby reduced.

                        (iv) STOCK DIVIDENDS. In case the Corporation shall
            declare a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock, Options or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration, and the Applicable

            Conversion Price for each series of Preferred Stock shall be reduced as if the Corporation had subdivided its outstanding shares of Common Stock into a greater number of shares, as provided in paragraph 1.4(e) hereof.

                        (v) CONSIDERATION FOR STOCK. In case any shares of
            Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the Corporation, such Options shall be deemed to have been issued without consideration, and the Applicable Conversion Price for each series of Preferred Stock shall be reduced as if the Corporation had subdivided its outstanding shares of Common Stock into a greater number of shares, as provided in paragraph 1.4(e) hereof.

                        (vi) RECORD DATE. In case the Corporation shall take a
            record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities, or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be, provided that such shares of Common Stock shall in fact have been issued or sold.

                        (vii) TREASURY SHARES. The number of shares of Common
            Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purposes of this paragraph 1.4(d).

            (e) SUBDIVISION OR COMBINATION OF STOCK. In case the Corporation shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the Applicable Conversion Price for any series of Preferred Stock in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Corporation shall be combined into a smaller number of shares, the Applicable Conversion Price for any series of Preferred Stock in effect immediately prior to such combination shall be proportionately increased.

            (f) CERTAIN ISSUES OF COMMON STOCK EXCEPTED. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Applicable Conversion Price for any series of Preferred Stock upon the occurrence of any of the following events: (i) the issuance of Common Stock upon conversion of outstanding shares of Preferred Stock and (ii) the issuance of shares of Common Stock upon the exercise of options granted or to be granted by the Corporation to employees, consultants, officers or directors of the Corporation, such grants having been approved by the Corporation's Board of Directors.

            (g) REORGANIZATION, RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE. If any capital reorganization or reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way (including, without limitation, by way of consolidation or merger) that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions (in form reasonably satisfactory to the holders of at least 66-2/3% of the outstanding shares of Series B Preferred Stock and the holders of a majority of the outstanding shares of Series A Preferred Stock, each voting separately as a class) shall be made whereby each holder of a share or shares of such series of Preferred Stock shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock of the Corporation immediately theretofore receivable upon the conversion of such share or shares of the Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore so receivable had such reorganization, reclassification, consolidation, merger or sale not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Applicable Conversion Price for such series of Preferred Stock then in effect) shall thereafter be applicable, as nearly practicable, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights (including if necessary to effect the adjustments contemplated herein, an immediate adjustment, by reason of such reorganization, reclassification, consolidation, merger or sale, of the Applicable Conversion Price for such series of Preferred Stock to the value for the Common Stock reflected by the terms of such reorganization, reclassification, consolidation, merger or sale if the value so reflected is less than the Applicable Conversion Price in effect immediately prior to such reorganization, reclassification, consolidation, merger or sale). In the event of a merger or consolidation of the Corporation as a result of which a greater or lesser number of shares of common stock of the surviving corporation is issuable to holders of Common Stock of the Corporation outstanding immediately prior to such merger or consolidation, the Applicable Conversion Price for each series of Preferred Stock in effect immediately prior to such merger or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock of the Corporation. The Corporation will not effect any such consolidation or merger, or any sale of all or substantially all of its assets and properties, unless prior to the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument (in form reasonably satisfactory to the holders of at least 66-2/3% of the outstanding shares of Series B Preferred Stock and the holders of a majority of the outstanding shares of Series A Preferred Stock, each voting separately as a class), executed and mailed or delivered to each holder of shares of Preferred Stock at the last address of such holder appearing on the books of the Corporation, the obligation to deliver to such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to receive.

            (h) AUTOMATIC CONVERSION. In the event that, at any time while any of the Preferred Stock shall be outstanding, the Corporation shall complete a Qualified Public Offering (as defined in paragraph 1.1(c) hereof), then all outstanding shares of Preferred Stock shall, automatically and without further action on the part of the holders of the Preferred Stock, be converted into shares of Common Stock in accordance with the terms of this paragraph 1.4 with the same effect as if the certificates evidencing such shares had been surrendered for conversion, such conversion to be effective simultaneously with the closing of such public offering, PROVIDED, HOWEVER, that certificates evidencing the shares of Common Stock issuable upon such conversion shall not be issued except on surrender of the certificates for the shares of the Preferred Stock so converted. Notwithstanding the foregoing, until such time as the Series B Prime Preferred Stock becomes entitled to voting rights as set forth in paragraph 1.5(b) hereof, any Common Stock issued upon conversion of such Series B Prime Preferred Stock pursuant to this paragraph 1.4(h) shall not be entitled to voting rights until the expiration or earlier termination of the H-S-R Waiting Period.

            (i) NOTICE OF ADJUSTMENT. Upon any adjustment of the Applicable Conversion Price for any series of Preferred Stock, then and in each such case the Corporation shall give written notice thereof, by either facsimile or overnight delivery, addressed to each holder of shares of such series of Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Applicable Conversion Price for such series of Preferred Stock resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

            (j) OTHER NOTICES. In case at any time:

                        (i) the Corporation shall declare any dividend upon its
            Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

                        (ii) the Corporation shall offer for subscription PRO
            RATA to the holders of its Common Stock any additional shares of stock of any class or other rights;

                        (iii) there shall be any capital reorganization or
            reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with, or a sale of all or substantially all its assets to, another corporation, or, to the Corporation's knowledge, any acquisition of "beneficial ownership" by any "person" or "group" of voting stock of the Corporation representing more than 50% of the voting power of all outstanding shares of such voting stock, whether by way of merger or consolidation or otherwise;

                        (iv) there shall be a voluntary or involuntary
            dissolution, liquidation or winding up of the Corporation; or

                        (v) the Corporation shall take any action or there shall
            be any event which would result in an automatic conversion of the Preferred Stock pursuant to paragraph 1.4(h),

            then, in any one or more of said cases, the Corporation shall give, by either facsimile or overnight delivery, addressed to each holder of any shares of Preferred Stock at the address of such holder as shown on the books of the Corporation, (a) at least 10 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 10 days' prior written notice of the date when the same shall take place, and (c) in the case of any event which would result in an automatic conversion of the Preferred Stock pursuant to paragraph 1.4(h), at least 10 days' prior written notice of the date on which the same is expected to be completed. Such notice in accordance with the foregoing clause
(a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

            (k) STOCK TO BE RESERVED. The Corporation will at all times reserve and keep available out of its authorized Common Stock or its treasury shares, solely for the purpose of issue upon the conversion of the Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the effective Series A Applicable Conversion Price. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Corporation may be listed. The Corporation will not take any action which results in any adjustment of the Applicable Conversion Price for any series of Preferred Stock if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Corporation's Certificate of Incorporation.

            (l) NO REISSUANCE OF PREFERRED STOCK. Shares of Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

            (m) ISSUE TAX. The issuance of certificates for shares of Common Stock upon conversion of the Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Preferred Stock which is being converted.

            (n) CLOSING OF BOOKS. The Corporation will at no time close its transfer books against the transfer of any Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Preferred Stock in any manner which interferes with the timely conversion of such Preferred Stock.

            (o) DEFINITION OF COMMON STOCK. As used in this paragraph 1.4, the term "Common Stock" shall mean and include the Corporation's authorized Common Stock, par value $.01 per share, as constituted on the date of filing of this Amendment to Certificate of Incorporation and shall also include any capital stock of any class of the Corporation thereafter authorized that shall not be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; PROVIDED, HOWEVER, that such term, when used to describe the securities receivable upon conversion of shares of the Preferred Stock of the Corporation, shall include only shares designated as Common Stock of the Corporation on the date of filing of this Amendment to Certificate of Incorporation, any shares resulting from the conversion of Series B Prime Preferred Stock referred to in paragraphs 1.4(a) and 1.4(h) hereof, any shares resulting from any combination or subdivision thereof referred to paragraph 1.4(e), or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in paragraph 1.4(g).

1.5 VOTING.

            (a) GENERAL. Except as described in paragraph 1.5(b) below or as otherwise required by law or this Certificate of Incorporation, the holders of the Preferred Stock and the holders of Common Stock shall be entitled to notice of any stockholders meeting in accordance with the By-Laws of the Corporation and to vote upon any matter submitted to the stockholders for a vote as follows:
(i) the holders of Preferred Stock shall have one vote for each full share of Common Stock into which their respective shares of Preferred Stock are convertible on the record date for the vote and (ii) the holders of Common Stock shall have one vote per share of Common Stock. Except as otherwise required by Delaware General Corporation Law, or as set forth in paragraph 1.5 herein, the holders of shares of Preferred Stock shall vote together (or render written consents in lieu of a vote) with the holders of all series of Preferred Stock and Common Stock as a single class on all matters submitted to the stockholders of the Corporation. Such determination of "full shares" shall be based upon the aggregate number of shares of Preferred Stock held by each holder, and not upon each share of Preferred Stock so held by the holder. Notwithstanding the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware, the holders of Common Stock shall vote together with the holders of each series of Preferred Stock as a single class with respect to any proposed amendment hereto that would increase the number of authorized shares of Common Stock or Preferred Stock with each such share being entitled to such number of votes per share as is provided in this Article, and the holders of Common Stock shall not be entitled to a separate class vote with respect thereto.

            (b) SERIES B PRIME PREFERRED STOCK VOTING RIGHTS. The Preferred Stock referred to as Series B Prime Preferred Stock shall have all of the same rights and privileges of the Series B Preferred Stock, with the exception that the holders of the Series B Prime Preferred Stock shall not be entitled to vote upon any matter submitted to the stockholders for a vote until the expiration or earlier termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "H-S-R Waiting Period") with respect to such holders' holding of voting securities of the Corporation of a value in excess of $14.999 million. Upon such expiration or earlier termination of the H-S-R Waiting Period and notification thereof being delivered by the holders of such Series B Prime Preferred Stock to the Corporation, the holders of Series B Prime Preferred Stock shall automatically become entitled to the same voting rights as the holders of Series B Preferred Stock otherwise described in this Certificate of Amendment, and the Series B Prime Preferred Stock shall thereafter be known as Series B Preferred Stock.

            (c) SPECIAL VOTING RIGHTS. So long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, without the written consent or affirmative vote of the holders of at least 66-2/3% of the then outstanding shares of Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) together as a single class:

                        (i) create, incur, assume, suffer to exist or guaranty
            (however designated), directly or indirectly, any debt in an amount greater than $10,000,000, except for (i) existing indebtedness, (ii) indebtedness incurred in connection with the acquisition of equipment or fixed assets and (iii) trade accounts of the Corporation or any subsidiary arising in the ordinary course of business;

                        (ii) in any manner authorize, create, designate, issue,
            sell or reclassify any class or series of capital stock of the Corporation (including any shares of treasury stock), any rights, options, warrants or other securities convertible into or exercisable or exchangeable for capital stock, any debt security which by its terms is convertible into or exchangeable for any equity security or has any other equity feature, or any security that is a combination of debt and equity, which, in each case, as to the payment of dividends, distribution of assets or redemptions, including, without limitation, distributions to be made upon a liquidation, is senior to the Series B Preferred Stock;

                        (iii) in any manner alter or change the terms,
            designations, powers, preferences or relative, participating, optional or other special rights, or the qualifications, limitations or restrictions thereof, of the Series B Preferred Stock;

                        (iv) in any manner authorize, create, issue or sell any
            additional shares of Series A Preferred Stock or Series B Preferred Stock, PROVIDED, HOWEVER, that this provision shall not be applicable with respect to shares of Series B Preferred Stock issuable in connection with prepayments of amounts owed by Juno under the Juno Senior Note;

                        (v) enter into or be a party to any transaction with any
            director, officer holding the title vice president or above, or stockholder of the Corporation or its subsidiaries, or any general partner or limited partner or affiliate of the Predecessor except for (A) transactions contemplated by this Agreement, the Amended and Restated Registration Rights Agreement or the Stockholders Agreement, (B) transactions entered into pursuant to reasonable objectives of the Corporation's or the subsidiaries' business that are made upon terms that are no less favorable than those which would have been obtained had the transaction been entered into with a non-affiliated third party and, if material, that will have been approved by the Board of Directors, (C) transactions entered into pursuant to a strategic agreement between the Corporation and News America Incorporated and/or its affiliates, or (D) transactions between the Corporation and any officer holding the title vice president or above relating to compensation, including, without limitation, employment contracts, deferred compensation arrangements, bonus plans, incentive plans, profit sharing plans, stock option plans and grants thereunder, employee stock purchase plans, retirement agreements or other employee compensation plans or agreements;

                        (vi) sell or dispose of, or permit any subsidiary of the
            Corporation to sell or dispose of, all, or a substantial portion, of its assets;

                        (vii) amend, alter or repeal any of the provisions of
            (A) the Certificate of Incorporation of the Corporation (as amended or restated) or (B) the By-laws of the Corporation, if such amendment, alteration or repeal would have an adverse effect on the rights, preferences or privileges of the holders of the Series B Preferred Stock;

                        (viii) merge or consolidate with or into any other
            Person, or permit any other Person to consolidate or merge with or into the Corporation, or participate in a share exchange with or sell, lease, transfer, mortgage, pledge, encumber, contribute, or otherwise dispose of all or any substantial part of its assets (tangible or intangible) to any other Person, or enter into any transaction or series of related transactions which results in a change in the Person or Persons exercising control of the Corporation immediately prior to such transactions;

                        (ix) voluntarily liquidate, dissolve or wind-up the
            Corporation, make any filing under any state or federal bankruptcy, insolvency or reorganization law or other law for relief from creditors or the protection of debtors, make any assignment for the benefit of creditors or consent to the appointment of a receiver for itself or any part of its property, or conduct any form of recapitalization or reorganization of the Corporation;

                        (x) declare or pay any dividend, or make any payment on
            account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of Preferred Stock, Common Stock, or any class of capital stock of the Corporation ranking junior to the Series B Preferred Stock, or any warrants or options to purchase any such capital stock, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Corporation or any of its subsidiaries, except for dividends on the Preferred Stock and redemptions of the Preferred Stock in accordance with the provisions of this Certificate of Incorporation;

                        (xi) agree to, or permit any subsidiary of the
            Corporation to agree to, any provision in any agreement that would impose any restriction on the ability of the Corporation to honor the exercise of any rights of the holders of the Series B Preferred Stock; or

                        (xii) create or acquire any subsidiaries other than
            wholly-owned subsidiaries, provided, however, that this provision shall not restrict the Corporation's ability to create or acquire subsidiaries that are not wholly-owned if none of the other owners of such subsidiary is an affiliate of D.E. Shaw & Co., L.P. and if such subsidiary agrees to abide by certain covenants and additional agreements specified in the Corporation's Series B Convertible Preferred Stock Purchase Agreement.

                                   ARTICLE II

                                  COMMON STOCK

2.1 DIVIDENDS.

      The holders of shares of Common Stock shall be entitled to receive such dividends as from time to time may be declared by the Board of Directors of the Corporation, subject to the provisions of Article I of this Article Four with respect to the rights of holders of the Preferred Stock.

2.2 LIQUIDATION.

      In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to holders of Preferred Stock of the full amounts to which they shall respectively be entitled as stated and expressed herein or as may be stated and expressed pursuant hereto, the holders of Common Stock shall be entitled, together with the holders of Preferred Stock, to share ratably according to the number of shares of Common Stock held by them (or issuable to them upon conversion of shares of the Preferred Stock) in all remaining assets of the Corporation available for distribution to its stockholders.

2.3 VOTING.

      Except as otherwise provided by law, voting rights shall be governed by paragraph 1.5 of Article I of this Article Four.

                  RESOLVED that the Board of Directors determines that the
            capital of the Corporation will not be decreased on account of the foregoing amendment, declares the foregoing amendment to the Corporation's Certificate of Incorporation to be advisable and directs that the amendment be submitted to the stockholders of the Corporation for their approval pursuant to Section 242(b) of the General Corporation Law of the State of Delaware."


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

            SECOND: that the Amendment of the Certificate of Incorporation effected by this Certificate was duly authorized by the stockholders of the Corporation, after first having been declared advisable by the Board of Directors of the Corporation, all in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

            THIRD: that the capital of the Corporation will not be reduced under, or by reason of, the foregoing amendments to the Certificate of Incorporation of the Corporation.


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

            IN WITNESS WHEREOF, JUNO ONLINE SERVICES, INC. has caused this Certificate to be signed by Charles Ardai, its President, who hereby acknowledges under penalties of perjury that the facts herein stated are true and that this certificate is the act and deed of the Corporation, this 1st day of March, 1999.

                                    JUNO ONLINE SERVICES, INC.


                                    By: /s/ CHARLES ARDAI
                                        ----------------------------------
                                         Name: Charles Ardai
                                         Title: President


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